EXHIBIT 99.1

ZONE4PLAY GRANTED UK BOOKMAKER LICENSE

Wilmington, DE - January 23, 2006: Zone4Play, Inc. ("Zone4Play" or the "Company") (OTCBB: ZFPI), a leading developer of interactive software and technology for the betting and gaming industry announced today that it has been granted a UK bookmaker license. The bookmaker license will help the Company to distribute its gambling products to end users, and will be initially used by the Company in its Participation TV segment offerings.

The license, along with other gaming opportunities will help the Company to evaluate new distribution options of its gambling products for consumers and to leverage its experience as a technology provider.

Zone4Play has already made its mark in the UK as the e-gaming technology provider of choice, with cross-platform solutions for interactive TV, mobile, participation TV and internet mediums partnering with industry giants such as British Telecom, Coral Eurobet, Betfair, and Channel 5.

Shimon Citron, president and CEO of Zone4Play commented: "We are thrilled to receive our UK bookmaker license. The recent changes in the gambling laws positions the UK as the fastest growing e-gaming market in the world. Our new bookmaker license is an important milestone in expanding our suite of solutions to our partners."

ABOUT ZONE4PLAY

Zone4Play delivers cross-platform solutions that are built for mass participation gaming. Zone 4 Play is a software and technology provider to UK bookmakers, online gaming operators, betting exchanges and to US cable, satellite and hospitality service providers, delivering online solutions, mobile solutions, interactive TV solutions and participating SMS-TV solutions. For more information: http://www.Zone4Play.com, which website is not part of this press release.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Zone4Play only, and are subject to a number of factors and uncertainties that could cause actual results, performance or achievements of Zone4Play, including revenues, income and expenses, to differ materially from those described in or implied by these forward-looking statements . The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; decline in demand for Zone4Play's products; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, strength and growth of the gaming industry, gaming regulatory environment, and other factors over which Zone4Play may have little or no control. . Zone4Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone4Play, reference is made to Zone4Play's reports filed from time to time with the Securities and Exchange Commission.